Exhibit 10.1

Truven Health Analytics

777 E. Eisenhower Parkway

Ann Arbor, Ml 48108

www.truvenhealth.com

June 27, 2013

Roy Martin

45 University Avenue SE

#1003

Minneapolis, MN 55414

Dear Roy:

Congratulations! On behalf of Truven Health Analytics Inc. (“The Company”), I am very pleased to offer you the position of Executive Vice President and Chief Operating Officer, Commercial Solutions. This position will report to Mike Boswood, CEO, and will be based in Chicago, III. We are very excited to have you join the organization and look forward to your acceptance. The terms of the offer are as follows:

Employment Date: July 8, 2013

Compensation: In this exempt position, you will be compensated at a bi-weekly (per pay period) rate of $16,346.15 (annualized rate of $425,000), less applicable deductions, payable in accordance with The Company’s normal payroll practice. You will be eligible for a salary review on April 1, 2014, The Company’s common review period.

Annual

Incentive Plan: You will be eligible to participate in the Annual Incentive Plan, subject to all of the provisions of that plan. Your target award will be 75% of your earned base salary.

Class B Equity: You will be issued a Class B Membership interest in VPHC holdings LLC, the corporate parent of Truven Health Analytics, Inc. of 0.6% for which no cash investment by you in the Parent will be necessary. Details of this issuance will be provided under separate cover.

Health and Welfare Benefits: You will be eligible for participation in The Company’s various benefit programs including Medical, Dental, Vision, Life Insurance, Short- and Long-term Disability in accordance with the terms and conditions of those plans. A comprehensive description of these benefits will be provided to you when your employment commences.

Retirement Benefits:

You will be eligible for participation in The Company’s 401(k) Savings Plan in accordance with the terms and conditions of those plans. A comprehensive description of these benefits will be provided to you when your employment commences.

Other Benefits: You will be eligible to receive paid time off, pro-rated based upon the date you begin employment. In addition, you will be eligible for all Company designated holidays. You will receive detailed information when your employment commences.

Relocation: You will be reimbursed for reasonable temporary living expenses (housing, meals) for up to 90 days from the date of your employment. You will be reimbursed for the costs to ship your household goods from your residence in New York to your new residence in Chicago.

Severance: In the event that your employment is involuntarily terminated by The Company for any reason other than cause, you will be eligible for severance in the form of base salary continuation for 104 weeks as well as continued medical, dental and vision coverage, in accordance with The Company’s practice at the time of your separation. Payment of such severance is contingent upon your execution of The Company’s standard separation agreement which includes, without limitation, waiver and release language as well as “no poach”, “non-compete”, “confidentiality” and other provisions. Severance is not paid in cases of voluntary termination, death, retirement or disability.

Travel: The Company will reimburse you for reasonable costs associated with travel between your home in Minnesota and our offices in Chicago.

Board Memberships: You agree that you will relinquish any existing Board memberships to the extent the Company determines they present a potential or actual conflict of interest.

Orientation: You are scheduled for your New Hire Orientation on your first day of employment. We will provide you with the start time for Orientation.

IMPORTANT: You represent and warrant that in your acceptance of and performance in this position you will not violate the term of any agreement applicable to you, and that you will not utilize or make available to us any confidential or proprietary information of any third party or violate any obligation with respect to such information.

Please understand your offer of employment is contingent upon each of the following:

Truven Health Analytics Code of Business Conduct and Ethics (“Code”)

You acknowledge that you have read the Truven Health Analytics Code of Business Conduct and Ethics and understand your obligations to comply with the policies, principles and values outlined in this Code. Upon your hire, and from time to time during the course of your employment, you will be required to reaffirm your acknowledgement of the Truven Health Analytics Code of Business Conduct and Ethics. Your offer of employment is contingent upon your signature acknowledging receipt and understanding of the Code.

Confidential Information and Invention Assignment Agreement

Your offer of employment is contingent upon you entering into the attached Confidential Information and Invention Assignment Agreement. Please review the enclosed documents carefully prior to giving notice of your departure to your current employer.

Non-Compete and Non-Solicitation Agreement [or Non-Solicitation Agreement]

As a condition of employment with The Company, you are required to enter into a Non- compete and Non-Solicitation Agreement. I have attached a copy for your review. Please review this document carefully prior to giving notice of your departure to your current employer.

Background Check

This offer is contingent upon a successful background check, you understand that unsatisfactory results from, refusal to cooperate with, or any attempts to affect the results of these pre-employment tests and checks will result in withdrawal of any employment offer or termination of employment if already employed.

Employee Handbook

Your employment is subject to all the terms and conditions of The Company Employee Handbook, which is located on our internal employee website.

Proof of Identity and Employment Eligibility

Government regulations require us to make all offers of employment contingent upon your ability to provide proof of your identity and eligibility for employment in the United States. You must present original documentation upon hire in order to complete the federal 19 form. If you do not present this information, then you may not begin employment, as required by law. Please refer to the enclosed pre-approved document list and bring the appropriate documents with you on your first day of work. Additional instructions are also attached for your review.

While I have every expectation that you will have a successful career with us, I must remind you that your employment with The Company is on an “at will” basis, which means that either of us may choose to terminate your employment at any time, with or without cause, with or without notice and without compensation except for time worked. Accordingly, nothing in this offer letter should be construed as creating a contract of employment, or employment for a specified term. Please note that participation in the Annual Incentive Plan does not guarantee any future participation, which is at The Company’s discretion. Also, of course, all compensation, benefits and other terms of employment are subject to change from time to time, as The Company determines.

If you find this offer to be acceptable, then please sign this letter below and return it and all other enclosed forms (with the exception of the Code of Business Conduct document) via fax to our Human Resources Department at 1-(303)-846-1539 (confidential e-fax) by July 3, 2013. When faxing the forms back, please make sure to fax the entire form, not just the signature pages.

Roy, on behalf of the Management Team we look forward to working with you as we continue to build this very exciting business.

Sincerely,

Andrea Degutis

Senior Vice President Human Resources & Communications

The undersigned accepts the above employment offer and agrees that it contains the terms of employment with The Company, that the employment offered is “at will” as described above, that this offer supersedes any and all prior understandings, offers or agreements, whether oral or written, and that there are no other terms expressed, or implied. The undersigned also understands that no representation, whether oral or written, by any manager, supervisor, or representative of The Company, at anytime, can constitute a contract of employment or employment for any specific duration, other than a document signed by the Human Resources Director.

Accepted:	/s/ Roy Martin
Roy Martin
Date:	6/30/13

cc: M. Boswood

NON-COMPETITION AND

NON-SOLICITATION AGREEMENT

THIS AGREEMENT is made this 8th day of July, 2013, by and between Truven Health Analytics, Inc. (hereinafter referred to as “Employer”) and Roy Martin (hereinafter referred to as “Employee”). This Agreement shall apply to your employment with Employer and any future employment with any of Employer’s current or future subsidiaries, affiliates, successors or assigns.

Employee has been offered employment with Employer, specifically contingent on Employee signing this Agreement, beginning on July 8, 2013. In consideration of Employee being allowed to begin at-will employment with Employer, Employee’s receipt of salary and other remuneration and benefits associated with that at-will employment, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree:

Purpose For Non-Competition and Non-Solicitation Protections. Employee agrees that Employer is engaged in the highly competitive business of healthcare data and analytics. Employer’s involvement in these businesses has required and continues to require the expenditure of substantial amounts of money and the use of skills developed over long periods of time. As a result of these investments of money, skill and time, Employer has developed and will continue to develop certain valuable trade secrets and confidential information that are unique to Employer’s business and the disclosure of which would cause Employer great and irreparable harm. These investments also give Employer a competitive advantage over companies that have not made comparable investments, and that otherwise have not been as successful as Employer in developing their businesses. Solely by virtue of Employee’s employment with Employer, Employee will become privy to Employer’s trade secrets and confidential information and will become intertwined with Employer’s goodwill. It would be unfair for Employee to exploit the information and goodwill Employee obtained during and as a result of Employee’s employment by Employer.

1. Non-Competition. Employee agrees that during the term of Employee’s employment with Employer, and for a period of twelve consecutive months following the conclusion of Employee’s employment for any reason, Employee will not, directly or indirectly, as a proprietor, partner, employee, agent or otherwise:

A.	Provide to a Competitive Enterprise the same or similar services that Employee performed during his/her employment with Employer. A “Competitive Enterprise” means (i) any business that provides healthcare data and analytics; (ii) any business that provides services or engages in any other business activities similar to any of those provided or engaged in by Employer now or in the future; or

B.	Sell, attempt to sell, or directly or indirectly assist in the effort of anyone else who sells or attempts to sell, any products or services that are competitive with any products or services offered by Employer and for which Employee gained knowledge of during Employee’s employment by Employer; or

C.	Act in any capacity for another entity or engage in any conduct if in such capacity or due to such conduct Employee would inevitably use and/or disclose any of Employer’s trade secrets or confidential information (as defined in the Code of Business Conduct and Ethics); or

D.	Interfere with, disrupt or attempt to interfere with or disrupt relations between Employer and any of its employees, consultants, suppliers or vendors; or

E.	Own more than 5% of a Competitive Enterprise.

Because of the global nature of Employer’s business, it is agreed that the restrictions set forth above shall apply in the State of Illinois and the State of Minnesota, the geographic regions that Employee worked in and was responsible for while employed by Employer, and any other geographic area (country, province, state, city or other political subdivision) in which Employer is engaged in business or is otherwise selling products or services at the time Employee ceased working for Employer.

2.	Non-Solicitation Of Customers. Employee agrees that while employed by Employer, Employee will have contact with and become aware of some, most or all of Employer’s customers, representatives of those customers, their names and addresses, specific customer needs and requirements, and leads and references to prospective customers. Employee agrees that Employer’s relationships with its customers are near permanent and that Employee would not have had any contact with Employer’s customers but for Employee’s employment by Employer. Employee further agrees that loss of such customers will cause Employer great and irreparable harm. Employee agrees that for twelve months after the conclusion of Employee’s employment for any reason, Employee will not directly or indirectly solicit, contact, or call upon any customer of Employer for the purpose of providing or obtaining any product or service reasonably deemed competitive with any product or service then offered by Employer. This restriction shall apply only to any customer of Employer with whom Employee had contact during the last twelve months of Employee’s employment with Employer.

For the purposes of Paragraph 3, “contact” means any interaction whatsoever between Employee and the customer which takes place to further a business relationship.

3.

Non-Solicitation Of Sales Proposal Recipients. Employee agrees that the preparation of every sales proposal (i.e., a proposal under which Employer proposes to perform specified services in exchange for compensation) (hereafter, a “Sales Proposal”) involves the inevitable usage and application of Employer’s trade secrets and confidential information such as pricing information, profit margins, knowledge of

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particular customer needs, knowledge of existing customer contracts, and proprietary work product. Employee further agrees that if, following Employee’s termination of employment with Employer, Employee was to solicit the purchase of, or perform, services which fall within the scope of any Sales Proposal that Employee helped to prepare or present on behalf of Employer, Employee would inevitably disclose Employer’s trade secrets and confidential information. Accordingly, in order to prevent such disclosure of Employer’s trade secrets and confidential information, for a period of twelve months after the conclusion of Employee’s employment for any reason, Employee agrees that Employee will neither solicit the purchase of, nor perform, services which fall within the scope of any Sales Proposal that Employee helped to prepare or present on behalf of Employer.

4.	Non-Solicitation Of Employees. Employee agrees that while employed by Employer and for twelve months after the conclusion of Employee’s employment for any reason, Employee will not directly or indirectly recruit, hire or attempt to recruit or hire any other employee of Employer.

5.	Attorneys’ Fees. If Employee breaches any of the covenants set forth in this Agreement, Employee agrees to pay all costs (including reasonable attorneys’ fees) incurred by Employer in establishing that breach and in otherwise enforcing any of the covenants or provisions of this Agreement.

6.	Waiver Of Breach. Employer’s waiver of a breach of any provision of this Agreement by Employee does not waive any subsequent breach by Employee, nor does Employer’s failure to take action against any other employee for similar breaches operate as a waiver by Employer of a breach.

7.	Tolling. In the event that Employee violates any of the provisions of this Agreement, the obligations contained in those provisions will run from the date on which Employee ceased to be in violation of any such provision.

8.	Reformation and/or Severability. If a court determines that any provision of this Agreement contains an unenforceable restriction, the court is requested and authorized to revise such provision to include the maximum restriction allowed under applicable law. If any provision in this Agreement is determined to be unenforceable and cannot be modified to be enforceable, such determination shall not affect the validity of any other provision of this Agreement, and such other provisions shall remain in full force and effect.

9.	Successors. This Agreement shall be binding upon and inure to the benefit of Employer and its successors and assigns. Employer shall have the right to assign, and Employee hereby consents to the assignment of, this Agreement to a successor to all or substantially all of the business or assets of Employer or any subsidiary or affiliated corporation of Employer by which Employee may be subsequently employed.

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10.	Injunctive Relief. Employee understands, acknowledges and agrees that in the event of a breach or threatened breach of any of the covenants and promises contained in this Agreement, Employer shall suffer irreparable injury for which there is no adequate remedy at law. Employer will therefore be entitled to injunctive relief from the courts without bond, enjoining Employee from engaging in activities in breach of this Agreement.

11.	Notification To Other Parties. So long as any provision of this Agreement remains in effect, Employee agrees to provide a copy of this Agreement, and consents to Employer’s providing a copy of this Agreement, to any subsequent employer or potential employer of Employee, or other interested party.

12.	Entire Agreement And Modification. This Agreement, the Confidential Information and Invention Assignment Agreement, and the Code of Business Conduct and Ethics, constitute all of the agreements and understandings between Employer and Employee concerning the subject matters contained therein. These agreements and understandings supersede any and all prior understandings and agreements between the parties concerning these subject matters. These agreements and understandings may not be modified, terminated, waived, altered or amended except in a writing signed by Employee and a duly authorized officer of Employer.

13.	Choice Of Law. The parties agree that this Agreement is to be governed by and construed under Illinois law, without regard to its conflict of laws principles. Employer and Employee further acknowledge and agree that this Agreement is intended, among other things, to supplement applicable statutes and common law principles, and does not in any way abrogate any of the statutory or common law obligations Employee otherwise owes to Employer.

14.	EMPLOYMENT AT WILL. THIS AGREEMENT DOES NOT GUARANTEE CONTINUATION OF EMPLOYMENT FOR ANY PERIOD AFTER THE DATE IT IS EXECUTED; EMPLOYEE RESERVES THE RIGHT TO TERMINATE EMPLOYEE’S EMPLOYMENT AT ANY TIME FOR ANY REASON OR NO REASON; AND EMPLOYER RESERVES THE RIGHT TO TERMINATE EMPLOYEE’S EMPLOYMENT AT ANY TIME FOR ANY REASON OR NO REASON.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THIS AGREEMENT, THAT THEY HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, AND THAT THEY ENTER INTO THIS AGREEMENT FREELY AND VOLUNTARILY.

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IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily execute this Agreement as of the date set forth below:

EMPLOYEE

	/s/ Roy Martin	Dated:	6/30/13
Roy Martin

EMPLOYER

Truven Health Analytics, Inc.

By:	/s/ Mike Boswood	Dated:
Mike Boswood
CEO

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